Exhibit 95

MINE SAFETY DISCLOSURES

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, each operator of a coal or other mine is required to include certain mine safety results in its periodic reports filed with the Securities and Exchange Commission. The operation of our mines are subject to regulation by the Federal Mine Safety and Health Administration (MSHA) under the Federal Mine Safety and Health Act of 1977 (the Mine Act). MSHA inspects our mines on a regular basis and issues various citations and orders when it believes a violation has occurred under the Mine Act. The Company has presented information below regarding certain mining safety and health matters for our mining operations for the quarter ended September 30, 2026. In evaluating this information, consideration should be given to factors such as: (i) the number of citations and orders will vary depending on the size of the mine, (ii) the number of citations issued will vary from inspector to inspector and from mine to mine, and (iii) citations and orders can be contested and appealed, and in that process, are often reduced in severity and amount, and are sometimes vacated.

During the quarter ended September 30, 2026, neither the Company's current mining operations nor our closed mines: (i) were assessed any Mine Act section 104(b) orders for alleged failure to totally abate the subject matter of a Mine Act section 104(a) citation within the period specified in the citation; (ii) were assessed any Mine Act section 104(d) citations or orders for an alleged unwarrantable failure (i.e., aggravated conduct constituting more than ordinary negligence) to comply with a mining safety standard or regulation; (iii) were assessed any Mine Act section 110(b)(2) penalties for failure to correct the subject matter of a Mine Act section 104(a) citation within the specified time period, which failure was deemed flagrant (i.e., reckless or repeated failure to make reasonable efforts to eliminate a known violation that substantially and proximately caused, or reasonably could have been expected to cause, death or serious bodily injury); or (iv) received any MSHA written notices under Mine Act section 104(e) of a pattern of violation of mandatory health or safety standards or of the potential to have such a pattern. In addition, there were no mining-related fatalities during the quarter ended September 30, 2026.

The following table sets forth the total number of specific citations and orders, the total dollar value of the proposed civil penalty assessments that were issued by MSHA, the total number of legal actions initiated and resolved before the Federal Mine Safety and Health Review Commission ("FMSHRC") during the quarter ended September 30, 2026, and the total number of legal actions pending before the FMSHRC at September 30, 2026, pursuant to the Mine Act, by individual location:

Name of Mine or Quarry (1)	Mine Act Section 104 Significant & Substantial Citations (2)	Mine Act Section 107(a) Order (3)	Total Dollar Value of Proposed MSHA Assessment	Number of Legal Actions Initiated before the FMSHRC for the quarter ended September 30, 2026 (4)	Number of Legal Actions Resolved before the FMSHRC for the quarter ended September 30, 2026	Number of Legal Actions Pending before the FMSHRC at September 30, 2026
Coteau (Freedom Mine)	5	1	$4,069	1	—	—
Falkirk (Falkirk Mine)	—	—	—	—	—	—
Sabine (South Hallsville No. 1 Mine)	—	—	151	—	—	—
Demery (Five Forks Mine)	2	—	700	—	—	—
Caddo Creek (Marshall Mine)	—	—	—	—	—	—
Coyote Creek (Coyote Creek Mine)	—	—	604	—	—	—
MLMC (Red Hills Mine)	—	—	—	—	—	—
North American Mining Operations:	—	—	—	—	—	—
Alico Quarry	—	—	—	—	—	—
Center Hill Quarry	—	—	—	—	—	—
FEC Quarry	—	—	—	—	—	—
Inglis Quarry	—	—	—	—	—	—
Krome Quarry	—	—	626	—	—	—
SCL Quarry	—	—	—	—	—	—
St. Catherine Quarry	—	—	—	—	—	—
Seven Diamonds Quarry	—	—	—	—	—	—
Central State Aggregates Quarry	—	—	—	—	—	—
Little River Quarry	—	—	—	—	—	—
Mid Coast Aggregates Quarry	—	—	—	—	—	—
Newberry Quarry	—	—	—	—	—	—
Palm Beach Aggregates Quarry	—	—	1,037	—	—	—
Perry Quarry	—	—	—	—	—	—
SDI Aggregates Quarry	—	—	—	—	—	—
West Florida Aggregates Quarry	—	—	—	—	—	—
Titan Corkscrew Quarry	—	—	—	—	—	—
White Rock Quarry - North	—	—	626	—	—	—
Ash Grove	—	—	—	—	—	—
Fort Myers Quarry	—	—	151	—	—	—
Sawtooth	—	—	—	—	—	—
Total	7	1	$7,964	1	—	—

(1) Bellaire's and Centennial's closed mines are not included in the table above and did not receive any of the indicated citations.
(2) Mine Act section 104(a) significant and substantial citations are for alleged violations of a mining safety standard or regulation where there exists a reasonable likelihood that the hazard contributed to or will result in an injury or illness of a reasonably serious nature.
(3) Mine Act section 107(a) orders are for alleged conditions or practices which could reasonably be expected to cause death or serious physical harm before such condition or practice can be abated and result in orders of immediate withdrawal from the area of the mine affected by the condition. No injuries occurred as a result of the conditions giving rise to the order at Coteau. The Company is currently reviewing the order and reserves its right to contest the 107(a) order.
(4) The pending legal actions are contests of citations received and contests of proposed penalties.